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Exhibit 4.7





                               FIRST AMENDMENT TO

                            1999 STOCK OPTION PLAN OF

                                 SPACEDEV, INC.


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                       AMENDMENT TO 1999 STOCK OPTION PLAN
                                       OF
                                 SPACEDEV, INC.

                             A Colorado Corporation

         Pursuant to a vote of the shareholders of SpaceDev, Inc., a Colorado corporation (the "Company"), taken at the Annual Shareholder Meeting on July 17, 2000, the 1999 Stock Option Plan of the Company is amended as follows:

         Section 3.a. of the Company's 1999 Stock Option Plan is hereby stricken in its entirety and amended to read as follows:

         "3.      Stock Subject to the Plan.
                  -------------------------

                  Subject to adjustment as provided in Section 11 hereof, the maximum number of shares of Common Stock reserved for Awards under the Plan is 4,184,698 shares which number may not be in excess of 30% of the outstanding shares of the Common Stock determined as of July 17, 2000, the date of the Company's 2000 Annual Shareholders' Meeting. The number of shares authorized for issuance pursuant to the Plan shall be adjusted annually by the Board of Directors at each annual meeting of the Board to 30% of the shares of Common Stock outstanding immediately preceding each such meeting until expiration of the Plan as set forth in Section 16 hereof. In no event may the number of shares subject to the Plan be set a less than 1,000,000 shares."

                                   CERTIFICATE

         I, Susan Benson, hereby certify that:

         I am the Secretary of SpaceDev, Inc., a Colorado corporation; and

         The foregoing Amendment to the Company's 1999 Stock Option Plan is a true and correct copy of the Amendment to the Company's 1999 Stock Option Plan approved and adopted by the shareholders of SpaceDev, Inc. holding a majority of all outstanding common stock of the corporation at an annual shareholder meeting held July 17, 2000 at 9:00 p.m., Local Time, at 13855 Stowe Drive, Poway, California.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the corporation this 17th day of July 2000.



                                                     /S/ Susan Benson, Secretary